Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is made and entered into by and between ION Geophysical Corporation, a Delaware corporation (hereinafter referred to as “Employer” or “Company”), and R. Brian Hanson (hereinafter referred to as “Employee”), effective as of January 1, 2012 (the “Effective Date”).
     WHEREAS, Employee desires to enter into the employment of Employer, and Employer desires to employ Employee, subject to the terms set out in this Agreement;
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:
Section 1. General Duties of Employer and Employee.
          (a) Employer agrees to employ Employee, and Employee agrees to accept employment by Employer and to serve Employer, as its President and Chief Executive Officer (“CEO”). Employee shall report to the Board of Directors of the Employer (“Board”) throughout his employment with Employer. The powers, duties, authority and responsibilities of Employee include those powers, duties, authority and responsibilities that are the usual and customary powers, duties, authority and responsibilities of the President and Chief Executive Officer in the year 2012 and thereafter, including but not limited to those powers, duties, authority and responsibilities specified in Employer’s Bylaws, and such other and further duties, authority and responsibilities appropriate to such position as may from time to time be assigned to Employee by the Board. All aspects of Employee’s positions and powers, duties, authority, responsibilities and reporting relationship to the Board are material to this Agreement.
          (b) While employed hereunder, Employee will devote substantially all reasonable and necessary time, efforts, skills and attention for the benefit of and with Employee’s primary attention to the affairs of Employer in order that he may faithfully perform his duties and obligations. The preceding sentence will not, however, be deemed to restrict Employee from attending to matters or engaging in activities not directly related to the business of Employer, provided that (i) such activities or matters are reasonable in scope and time commitment and not otherwise in violation of this Agreement, and (ii) Employee will not become a director or officer of (or hold any substantially similar responsibility with) any corporation or other entity (excluding charitable or other non-profit organizations) without prior written disclosure to, and consent of, Employer.
          (c) At the commencement of Employee’s employment by Employer, Employee will be based at Employer’s corporate headquarters located at 2105 CityWest Blvd, Suite 400, Houston, Texas 77042-2839 (the “Place of Employment”).
          (d) Employee agrees and acknowledges that as an officer and employee of Employer, and consistent with the terms hereof, he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Employer and to do no act which Employee knows at the time of the act would injure Employer’s business, its interests or its reputation.

Section 2. Compensation and Benefits.
          (a) Employer will pay to Employee during the term of this Agreement a base salary at the rate of $450,000 per annum (such base salary as adjusted from time to time by the Board or the Compensation Committee of the Board as hereinafter provided is referred to herein as the “Base Salary”). The Compensation Committee of the Board will review the Base Salary at least annually and, during the term of this Agreement, may increase, but may not decrease, the Base Salary as it deems to be in the best interest of Employer. The Base Salary will be paid to Employee in equal installments every two weeks or on such other schedule as Employer may establish from time to time for its key executives.
          (b) Employee will be eligible to participate in the incentive compensation plan established by the Board or Compensation Committee for Employer’s key employees for the fiscal year 2012, with target plan incentive compensation at 75% of Base Salary (“Target Bonus”) and with an opportunity to earn plan incentive compensation up to 150% of Base Salary (“Bonus”). During each fiscal year during the term of this Agreement, Employee will be eligible to participate in that year’s incentive compensation plan or other replacement incentive or bonus plan the Board or Compensation Committee establishes for Employer’s key executives, at the above target and maximum figures. If in any fiscal year Employee is employed less than the full year, Employee’s Target Bonus shall be prorated and paid based on Employee’s actual period of employment during such fiscal year. Employee need not be employed at the time Bonuses are paid or determined to receive the Bonus, Target Bonus or prorated Target Bonus, notwithstanding anything to the contrary.
          (c) For each calendar year during the term of this Agreement, Employee shall be entitled to receive grant(s) of options to purchase shares of common stock of Employer and shares of restricted stock of Employer, in each case in the sole discretion of the Compensation Committee or the Board. Such equity awards shall be granted on December 1 of each such year during the term, or such other date each year that the other executive officers of the Employer are awarded annual equity grants. For the avoidance of doubt, Employee will be eligible for participation in equity compensation plans that are established for key executives of Employer; such grants to be made in the sole discretion of the Compensation Committee or the Board.
          (d) Employee will accrue vacation pay of 6.154 hours per two-week pay period. Vacation may be taken by Employee at the time and for such periods as may be mutually agreed upon between Employer and the Board.
          (e) Employee will be reimbursed in accordance with Employer’s normal expense reimbursement policies for all of the actual and reasonable costs and expenses incurred by him in the performance of his services and duties hereunder, including, but not limited to, reasonable travel expenses. Employee will furnish Employer with all invoices and vouchers reflecting amounts for which Employee seeks Employer’s reimbursement.
          (f) Employee will be entitled to participate in all insurance and retirement plans, incentive compensation plans (at a level appropriate to his position) and such other benefit plans or programs as may be in effect from time to time for the employees of Employer, including, without limitation, those related to savings and thrift, retirement, welfare, medical, dental, disability, salary continuance, accidental death, travel accident, life insurance, incentive bonus, membership in business and professional organizations, and reimbursement of business and entertainment expenses.
          (g) Employer, during the term of this Agreement and thereafter without limit of time, will indemnify Employee for claims and expenses to the extent provided in Employer’s Certificate of Incorporation and Bylaws. Employer will also provide Employee coverage under Employer’s policy or policies of directors’ and officers’ liability insurance to the same extent as other executive officers of Employer during the term of this Agreement and thereafter.
          (h) All Base Salary, bonus and other payments made by Employer to Employee pursuant to this Agreement will be subject to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of Employer for insurance and other employee benefit plans in which Employee participates.
          (i) Any incentive compensation pay or Bonus so determined under any such plan will be paid to Employee not later than the date such pay or Bonus shall be paid to other participants in the plan.
          (j) Compensation under this Section 2 shall be subject to recoupment in accordance with the terms of Employer’s Compensation Recoupment Policy applicable to executive officers as such policy shall be amended from time to time as required by applicable law or regulation or as otherwise amended with regard to all covered executives in the discretion of the Board or a committee of the Board.
          (k) No reduction in Employee’s compensation and benefits as provided in this Agreement may be made by the Compensation Committee or the Board (or any successor Board or committee) except in the event of Employee’s approval or written consent or as otherwise permitted or provided for under the terms of this Agreement.
Section 3. Fiduciary Duty; Confidentiality.
          (a) In keeping with Employee’s fiduciary duties to Employer, Employee agrees that he will not take any action that he knows at the time of the act would create a conflict of interest with Employer, or upon discovery thereof, allow such a conflict to continue. In the event that Employee discovers that such a conflict exists, Employee agrees that he will disclose to the Board any facts which might involve a conflict of interest that has not been approved by the Board, said disclosure to be made in writing by the Employee as soon as it is reasonably possible.
          (b) As part of Employee’s fiduciary duties to Employer, Employee agrees to protect and safeguard Employer’s information, ideas, concepts, improvements, discoveries, and inventions and any proprietary, confidential and other information relating to Employer or its business (collectively, “Confidential Information”) and, except as may be required by Employer, Employee will not knowingly, at the time of the action, either during his employment by Employer or thereafter, directly or indirectly, use for his own benefit or for the benefit of another, or disclose to another, any Confidential Information, except (i) with the prior written consent of Employer; (ii) in the course of the proper performance of Employee’s duties under this Agreement; (iii) for information that becomes generally available to the public other than as a result of the unauthorized disclosure by Employee; (iv) for information that becomes available to Employee on a non-confidential basis from a source other than Employer or its affiliated companies who is not bound by a duty of confidentiality to Employer; or (v) as may be required by any applicable law, rule, regulation or order.
          (c) Upon termination of his employment with Employer, Employee will immediately (i) deliver to Employer all paper and electronic documents and information in Employee’s possession or under his control which embody any of Employer’s Confidential Information; and (ii) resign from any officer or director positions of the Employer, to the extent the Employer at any time ever requests such resignation.
          (d) In addition to the foregoing provisions of this Section 3, and effective as of the Effective Date, Employee reaffirms the duties imposed upon Employee by that certain Employee Proprietary Information Agreement (or similar agreement) by and between Employer and Employee signed in conjunction with Employee’s commencement of employment.
          (e) Employee will comply with Employer’s Code of Ethics, and any amendments or replacement policies adopted by the Board (the “Code of Ethics”).
Section 4. Term of Agreement.
     The term of this Agreement will commence effective as of the Effective Date, and, subject to the terms and conditions hereof and except as may be affected by a Change in Control, will continue for a three-year period ending on December 31, 2014 (the “Initial Term”), and thereafter the term will be automatically extended for successive periods of two year(s) unless prior to the end of the original three-year period (or, if applicable, any such successive two-year period), Employer gives Employee at least ninety (90) days prior written notice that Employer has decided not to extend the term of this Agreement. Notwithstanding any provision contained herein to the contrary, Employee acknowledges that Employer may terminate his employment at any time and for any reason or for no reason at the discretion of Employer, but subject to any rights Employee has under Sections 2, 5, 6, 7, 8, 9, 10 and 11 of this Agreement.
Section 5. Termination.
          (a) Employee’s employment with Employer hereunder will terminate upon the following:
     (1) The death or “Disability” (as defined in Section 5(b) hereof) of Employee;
     (2) Employer terminates such employment for “Cause” (as defined in Section 5(c) hereof);
     (3) Employee terminates such employment for “Good Reason” (as defined in Section 5(d) hereof);
     (4) Employer terminates such employment for any reason other than

Cause, or for no reason at all; or
     (5) Employee terminates such employment for any reason other than Good Reason, or for no reason at all.
          (b) As used in this Agreement, “Disability” means a physical or mental incapacity or disability which renders Employee unable to render the services required hereunder under this Agreement for a period of at least 180 consecutive days.
          (c) As used in this Agreement, “Cause” means:
     (1) the willful and continued failure by Employee to substantially perform his obligations under this Agreement (other than any such failure resulting from his Disability) after a demand for substantial performance has been delivered to him by the Board which specifically identifies the manner in which the Board believes Employee has not substantially performed such provisions and Employee has failed to remedy the situation within ten (10) days after such demand;
     (2) Employee’s willfully engaging in conduct materially and demonstrably injurious to the property or business of Employer, including without limitation, fraud, misappropriation of funds or other property of Employer, other willful misconduct, gross negligence or conviction of a felony or any crime of moral turpitude; or
     (3) Employee’s material breach of this Agreement or the Employer’s Code of Ethics which breach has not been remedied by Employee within ten (10) days after receipt by Employee of written notice from the Board that he is in material breach of the Agreement or the Employer’s Code of Ethics, specifying the particulars of such breach.
For purposes of this Agreement, no act, or failure to act, on the part of Employee shall be deemed “willful” or engaged in “willfully” if it was due primarily to an error in judgment or negligence, but shall be deemed “willful” or engaged in “willfully” only if done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of Employer. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated as a result of “Cause” hereunder unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice of at least fifteen (15) days to Employee and an opportunity for Employee, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board of Directors, Employee has committed an act set forth above in this Section 5(c) and specifying the particulars thereof in detail. Nothing herein shall limit the right of Employee or his or her legal representatives to contest the validity or propriety of any such determination or the action of the Board or any committee thereof.
          (d) As used in this Agreement, “Good Reason” means:

     (1) Employer’s failure, or the failure of any successor, to comply with any of the provisions of Sections 2, 4, 5, 6, 7, 8, 10, 11(c), or 13 of this Agreement, which failure is not remedied within ten (10) days after the Chairman of the Board’s receipt of written notice from Employee specifying the particulars of such breach;
     (2) Employer’s or a successor’s breach of any other material provision of this Agreement which is not remedied within ten (10) days after receipt by the Chairman of the Board of written notice from Employee specifying the particulars of such breach;
     (3) the assignment to Employee by the Board, any committee of the Board, or any successor or its board of any duties materially inconsistent with Employee’s positions, duties, functions, responsibilities, authority or reporting relationship to the Board, in each case as contemplated by Section 1 of this Agreement, or the diminution in any respect of any of the positions, duties, functions, responsibilities, authority or reporting relationship to the Board of Employee pursuant to Section 1 and as assigned by the Board or any successor or successor’s board;
     (4) the relocation of Employee’s principal place of performance of his duties and responsibilities under this Agreement to a location more than fifty (50) miles from the Place of Employment, without Employee’s approval or agreement;
     (5) any purported termination of Employee’s employment by Employer or a successor which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 5(e) hereof;
     (6) Employer elects not to extend the Initial Term or any subsequent term of this Agreement under Section 4; or
     (7) any material reduction by the Board, a successor of Employer or the successor’s Board, in the budgetary authority of Employee not due to fiscal circumstances of the Employer.
          (e) Any termination by Employer or a successor or Employee of Employee’s employment with Employer shall be communicated by written notice (a “Notice of Termination”) to the other party that shall:
     (1) indicate the specific provision of this Agreement relied upon for such termination;
     (2) indicate the specific provision of this Agreement pursuant to which Employee is to receive compensation and other benefits as a result of such termination; and
     (3) otherwise comply with the provisions of this Section 5 and Section 13(a).

If a Notice of Termination states that Employee’s employment with Employer has been terminated as a result of Employee’s Disability, the notice shall (i) specifically describe the basis for the determination of Employee’s Disability, and (ii) state the date of the determination of Employee’s Disability, which date shall be not more than ten (10) days before the date such notice is given. If the notice is from Employer and states that Employee’s employment with Employer is terminated by Employer as a result of the occurrence of Cause, the Notice of Termination shall specifically describe the action or inaction of Employee that Employer believes constitutes Cause and shall be accompanied by a copy of the resolution satisfying Section 5(c). If the Notice of Termination is from Employee and states that Employee’s employment with Employer is terminated by Employee as a result of the occurrence of Good Reason, the Notice of Termination shall specifically describe the action or inaction of Employer that Employee believes constitutes Good Reason, and shall be communicated within ninety (90) days of the date when Employee learns of the facts constituting Good Reason. Any purported termination by Employer of Employee’s employment with Employer shall be ineffective unless such termination shall have been communicated by Employer to Employee by a Notice of Termination that meets the requirements of Section 5 and the provisions of Section 13(a).
          (f) As used in this Agreement, “Date of Termination” means:
     (1) if Employee’s employment with Employer is terminated for Disability, at least sixty (60) days after Notice of Termination is received by Employee or any date later than sixty (60) days after receipt specified therein, provided that within such period Employee shall not have returned to full-time performance of Employee’s duties;
     (2) if Employee’s employment with Employer is terminated as a result of Employee’s death, the date of death of Employee;
     (3) if Employee’s employment with Employer is terminated for Cause, the date Notice of Termination, accompanied by a copy of the resolution satisfying Section 5, is received by Employee or any later date specified therein, provided that Employer may, in its discretion, condition Employee’s continued employment upon such considerations or requirements as may be reasonable under the circumstances and place a reasonable limitation of no less than ten (10) days upon the time within which Employee will comply with such considerations or requirements; or
     (4) if Employee’s employment with Employer is terminated for any reason other than Employee’s Disability, Employee’s death or Cause, or for no reason, the date that is fourteen (14) days after the date of receipt of the Notice of Termination.
Section 6. Effect of Termination of Employment.
          (a) Upon termination of Employee’s employment during the Initial Term, by Employer for Cause, or by Employee for no reason or any reason other than Good Reason, all compensation and benefits will cease upon the Date of Termination other than: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the Date of Termination; (ii) as provided in Section 10; (iii) Employee’s Base Salary through the Date of Termination; (iv) any incentive compensation due Employee if, under the terms of the relevant incentive compensation arrangement, such incentive compensation was due and payable to Employee on or before the Date of Termination; (v) medical and similar benefits the continuation of which is required by applicable law or provided by the applicable benefit plan; and (vi) any payments due Employee pursuant to Sections 2(d), (e), (f), (g), and (i) of this Agreement.
          (b) Upon termination of Employee’s employment due to the death of Employee or upon termination by Employer due to the Disability of Employee, all compensation and benefits will cease upon the Date of Termination other than: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the Date of Termination; (ii) as provided in Section 10; (iii) Employee’s Base Salary through the Date of Termination; (iv) any incentive compensation due Employee if, under the terms of the relevant incentive compensation arrangement, such incentive compensation was due and payable to Employee on or before the Date of Termination; (v) medical and similar benefits the continuation of which is required by applicable law or provided by the applicable benefit plan; and (vi) any payments due Employee pursuant to Sections 2(d), (e), (f), (g), and (i) of this Agreement.
          (c) If Employee’s employment with Employer is terminated (i) by Employer for no reason or for any reason other than Cause, or (ii) by Employee for Good Reason, the obligations of Employer and Employee under Sections 1 and 2 will terminate as of the Date of Termination and Employer will pay or provide to Employee or his heirs the following:
     (1) Employee’s Base Salary earned and payable through the Date of Termination;
     (2) the pro rata portion of Employee’s unpaid Target Bonus for the year of the Date of Termination;
     (3) an aggregate amount (the “Severance Payment”) consisting of (i) two-times the Employee’s annual Base Salary at the highest annual rate in effect on or before the Date of Termination (but prior to giving effect to any reduction therein which precipitated such termination); and (ii) two-times the Employee’s Target Bonus amount in effect for the year of the Date of Termination. The Severance Payment shall be payable to Employee in substantially equal installments in accordance with the Employer’s normal payroll practices over the two-year period beginning on the Date of Termination; provided, however, that (A) the portion of the Severance Payment for the first six (6) months after the Date of Termination shall be paid to Employee in a lump sum on the first business day following the expiration of the six-month period following the Date of Termination and (B) the remaining portion of the Severance Payment shall be paid on Employee’s regular payroll dates in substantially equal installments over the remainder of the two-year period;

     (4) if immediately prior to the Date of Termination, Employee (and, if applicable, his spouse and/or dependents) was covered under Employer’s group medical, dental, health and hospital plan in effect at such time, then Employer shall provide to Employee for a 24-month period after the Date of Termination continuation coverage under such plan at no cost or expense to Employee, provided that Employee has timely elected to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); and
     (5) the vesting period for all of Employee’s unvested equity awards granted on or after the Effective Date, however granted and in whatever form, with a remaining vesting period of two years or less as of the Date of Termination, shall all immediately accelerate to vest in full and all restrictions shall be immediately removed, and the exercise period of all outstanding vested stock options (including any accelerated stock option awards) granted on or after the Effective Date shall continue for the earlier of (a) two years from the Date of Termination or (b) the expiration of the full original term specified in each applicable stock option agreement. Employee’s vesting and exercise rights with regard to stock options, restricted stock, performance shares and other equity grants shall be controlled by the LTIP (or other applicable equity plan) and by the governing grant agreement, and, to the extent not inconsistent with the LTIP or such grant agreement, by this Agreement.
Except as otherwise provided above and in Sections 2(d), (e), (f), (g), and (i) and Section 10, all other compensation and benefits will cease upon the Date of Termination other than those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the Date of Termination. Notwithstanding any other provision of this Agreement to the contrary, except for payments and benefits required to made as provided by law or pursuant to the terms of a plan, the severance payments and benefits to be paid and provided to Employee pursuant to this Section 6(c) shall be conditioned upon (I) Employee’s execution and delivery of a valid waiver and release of all claims that Employee may have against Employer prior to his receiving such payment or benefit, and (II) such release not having been revoked within the time, if any, required by law for the revocation of a release (the “Release Requirements”). Such severance payments and benefits shall be paid or provided beginning on the later of (A) the 60th day following the Date of Termination or (B) the payment date otherwise specified in this Section 6(c) (the “Payment Start Date”), provided that any payments or benefits that are not subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (after taking into account the foregoing payment provisions) may be paid or provided as soon as practicable following the date on which the Release Requirements are satisfied and such date shall be the Payment Start Date, and provided further that, in any case, that the Release Requirements have been satisfied as of the Payment Start Date. If the Release Requirements are not satisfied as of the Payment Start Date, all such payments and benefits shall be forfeited and Employee shall have no further rights to such payments or benefits. The agreed form of release is attached hereto as Exhibit A, except that such form shall be subject to such changes as shall be necessary to render such form valid, binding and enforceable under then-current applicable law.

Section 7. Change in Control.
          (a) If (i) a “Change in Control” (as defined in Section 7(b) hereof) shall have occurred, and (ii) within twelve (12) months following such Change in Control either (A) Employer or its successor terminates Employee’s employment or (B) Employee terminates his employment with Employer or its successor after Employer or such successor (1) elects not to extend the Initial Term or any subsequent term of this Agreement under Section 4, (2) assigns to Employee any duties inconsistent with Employee’s position, duties, functions, responsibilities, authority or reporting relationship to the Board, in each case as contemplated by Section 1 of this Agreement, (3) is rendered a privately-held company in a transaction in which Employee does not participate within the acquiring group, (4) is rendered a subsidiary or division or other unit of another company; or (5) takes any action that would constitute “Good Reason” under Section 5(d) of this Agreement, such termination under (A) or (B) above shall be treated as a termination for Good Reason in accordance with Section 6(c) above. In the event a Severance Payment is due to Employee under this Section 7(a) after a Change in Control, the payment schedule for such Severance Payment shall be as set forth in Section 6(c), except that promptly after the Date of Termination, Employer or its successor shall establish a rabbi trust and deposit into the trust the amount, if any, that Employer reasonably believes in good faith that Employee is entitled to receive as a Severance Payment under Section 6(c). In the event of a Change in Control after the first anniversary of the Effective Date, the then remaining term of this Agreement shall automatically adjust to three (3) years, commencing on the effective date of the Change in Control.
          (b) For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following after the Effective Date:
     (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), or any successor statute) (a “Covered Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (i) the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then outstanding voting securities of Employer entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 7(b)(1), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from Employer or any subsidiary of Employer, (ii) any acquisition by Employer or any subsidiary of Employer, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Employer or any entity controlled by Employer, or (iv) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar business combination involving Employer (a “Merger”), if, following such Merger, the conditions described in Section 7(b)(3)(i) and(ii) are satisfied; or
     (2) individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Employer’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (a solicitation by any person or group of persons for the purpose of opposing a solicitation of proxies or consents by the Board with respect to the election or removal of Directors at any annual or special meetings of stockholders) or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board; or
     (3) consummation of a Merger, unless immediately following such Merger, (i) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to the Merger beneficially own, directly or indirectly, more than 50% of the common stock of the corporation resulting from such Merger (or its parent corporation) in substantially the same proportion as their ownership of Outstanding Company Voting Securities immediately prior to such Merger and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Merger (or its parent corporation) were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Merger; or
     (4) the sale or other disposition of all or substantially all of the assets of Employer.
          (c) The parties agree that the terms of this Section 7 shall be amended by the parties from time to time to the extent required or advisable to comply with any applicable law or regulation made effective during the term.
Section 8. Section 409A.
     It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to Employee under Section 409A. The Agreement shall be interpreted and administered to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Employer shall be required to provide any payments or benefits hereunder in accordance with the terms of this Agreement and in a manner that is consistent with Section 409A. Employer may take any action it deems necessary or desirable to amend any provision herein to the minimum extent necessary avoid excise tax under Section 409A and any such amendment shall preserve, to the extent possible, the intended benefits of the Agreement to Employer and Employee. Notwithstanding any other provision of this Agreement to the contrary, if (i) any payment or benefit hereunder is subject to Section 409A, (ii) such payment or benefit is to be paid or provided on account of the Employee’s separation from service within the meaning of Section 409A, (iii) Employee is a “specified employee” (within the meaning of Section 409A), and (iv) any such payment or benefit is required to be made or provided prior to the following Employee’s Date of Termination or other separation from service, such payment or benefit shall be delayed until the first business day following the six-month anniversary of Employee’s Date of Termination or other separation from service. The determination as to whether Employee has had a separation from service within the meaning of Section 409A shall be made in accordance with the provisions of Section 409A without application of any alternative levels of reductions of bona fide services permitted thereunder. If and to the extent that any payment or benefit to Employee is delayed pursuant to the foregoing provisions, such payment or benefit instead shall be made or provided on the first business day following the expiration of the six-month period referred to above. The Employer shall consult with Employee in good faith regarding implementation of this Section 8 provided, however, that without limiting Employee’s rights under this Agreement or applicable law, neither the Employer nor its employees or representatives shall have liability to the Employee with respect hereto.
Section 9. No Obligation to Mitigate; No Rights of Offset.
          (a) Employee shall not be required to mitigate the amount of any payment or other benefit required to be paid to Employee pursuant to this Agreement, whether by seeking other employment or otherwise, nor shall the amount of any such payment or other benefit be reduced on account of any compensation earned by Employee as a result of employment by another person.
          (b) Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Employer may have against Employee or others.
Section 10. No Effect on Other Rights.
     Subject to Sections 2(k) and 2(l), nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any plan, program, policy or practice of or provided by Employer or any of its affiliates and for which Employee may qualify, nor shall anything herein limit or otherwise affect such rights as Employee may have under any long term incentive compensation plan, stock option or other agreements with Employer or any of its affiliates. Amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, program, policy or practice of or provided by, or any other contract or agreement with Employer or any of its affiliates at or subsequent to the Date of Termination shall be payable or otherwise provided in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.
Section 11. Successors; Binding Agreement.
          (a) This Agreement is personal to Employee and without the prior written consent of Employer shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
          (b) This Agreement shall inure to the benefit of and be binding upon Employer and its successors and assigns.

          (c) Employer will require any successor (whether direct or indirect, by purchase, merger, amalgamation, consolidation or otherwise) to all or substantially all of the shares, business and/or assets of Employer, by agreement in form and substance reasonably satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. As used in this Agreement, “Employer” shall mean Employer as hereinbefore defined and any successor to its shares, business and/or assets as aforesaid which assumes and agrees to perform this Agreement by execution and delivery of the agreement provided for in this Section 11(c) or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law or otherwise.
Section 12. Non-Competition; Non-Solicitation; No Hire.
          (a) Employee agrees that, effective as of the Effective Date and for a period of twenty-four (24) months after the Date of Termination (such applicable period being referred to herein as the “Non-Compete Period”), Employee shall not, without the prior written consent of Employer, directly or indirectly, anywhere in the world, engage, invest, own any interest, or participate in, consult with, render services to, or be employed by any business, person, firm or entity that is in competition with the “Business” (as defined in Section 12(d)) of Employer or any of its subsidiaries or affiliates, except for the account of Employer and its subsidiaries and affiliates; provided, however, that during the Non-Compete Period Employee may acquire, solely as a passive investment, not more than two percent (2%) of the outstanding shares or other units of any security of any entity subject to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. Employee acknowledges that a remedy at law for any breach or attempted breach of this covenant not to compete may be inadequate and further agrees that any breach of this covenant not to compete may result in irreparable harm to Employer, and, accordingly, Employer may, in addition to any other remedy that may be available to it, be entitled to seek specific performance and temporary and permanent injunctive and other equitable relief in case of any such breach or attempted breach. Employee acknowledges that this covenant not to compete is being provided as an inducement to Employer to enter into this Agreement. Whenever possible, each provision of this covenant not to compete shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this covenant not to compete shall be prohibited by or invalid under applicable law, such provision of this covenant not to compete shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this covenant not to compete. If any provision of this covenant not to compete shall, for any reason, be judged by any court of competent jurisdiction or duly appointed arbitrator to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this covenant not to compete but shall be confined in its operation to the provision of this covenant not to compete directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this covenant not to compete should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provision shall be reformed by the court or arbitrator to the maximum time or geographic limitations permitted by applicable law.
          (b) In addition to the restrictions set forth in Section 12(a), Employee agrees that, during the Non-Compete Period, Employee will not, either directly or indirectly, (i) make known to any person, firm or entity that is in competition with the Business of Employer or any of its subsidiaries or affiliates the names and addresses of any of the suppliers or customers of Employer or any of its subsidiaries or affiliates, potential customers of Employer or any of its subsidiaries or affiliates upon whom Employer or any of its subsidiaries or affiliates has called upon in the twelve (12) months preceding the Date of Termination, or (ii) call on, solicit, or take away, or attempt to call on, solicit or take away any of the suppliers or customers of Employer or any of its subsidiaries or affiliates, whether for Employee or for any other person, firm or entity.
          (c) Regardless of the reason for any termination of Employee’s employment, effective as of the Effective Date and for twenty-four (24) months following the Date of Termination, Employee will not, either on his or her own account or for any other person, firm, partnership, corporation, or other entity (i) solicit or induce any employee of Employer or any of its subsidiaries or affiliates to leave such employment or (ii) hire or participate in the hiring of any such employee of Employer or any of its subsidiaries or affiliates.
          (d) As used in this Agreement, “Business” means the business of (i) design, manufacture, marketing and sale of equipment for seismic acquisition, (ii) seismic processing (iii) seismic navigation and data management software or (iv) planning, performing or licensing multi-client seismic surveys.
          (e) In the event that Employee breaches or violates any of the terms and conditions of Section 12(a) during the Non-Compete Period, then in addition to the other rights and remedies available to Employer hereunder, Employer’s obligations to pay to Employee any remaining installments of the Severance Payment otherwise due and owing pursuant to Section 6(c)(3) or 7(a) hereof, shall cease and terminate.
Section 13. Miscellaneous.
          (a) All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith will be in writing and will be delivered by hand or by registered or certified mail, return receipt requested to the addresses set forth below in this Section 13(a):
          If to Employer, to:
ION Geophysical Corporation
2105 CityWest Blvd, Suite 400
Houston, TX 77042-2839
Attention: General Counsel
          If to Employee, to:
Mr. R. Brian Hanson
c/o ION Geophysical Corporation
2105 CityWest Blvd, Suite 400
Houston, TX 77042-2839

or to such other names or addresses as Employer or Employee, as the case may be, designate by notice to the other party hereto in the manner specified in this Section.
          (b) This Agreement supersedes, replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Employee and Employer and constitutes the entire agreement between Employee and Employer with respect to the subject matter of this Agreement, except for any other agreements expressly referred to in this Agreement, each of which shall remain in full force and effect. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of Employer or by any written agreement unless signed by an officer of Employer who is expressly authorized by the Board to execute such document.
          (c) If any provision of this Agreement or application thereof to any one or under any circumstances should be determined to be invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application. In addition, if any provision of this Agreement is held by an arbitration panel or a court of competent jurisdiction to be invalid, unenforceable, unreasonable, unduly restrictive or overly broad, the parties intend that such arbitration panel or court modify said provision so as to render it valid, enforceable, reasonable and not unduly restrictive or overly broad.
          (d) The laws of the State of Texas will govern the interpretation, validity, enforcement and effect of this Agreement without regard to the place of execution or the place for performance thereof.
          (e) The covenants, agreements, rights and obligations of Employer under this Agreement, and the covenants, agreements, rights and obligations of Employee under this Agreement, shall survive the termination of this Agreement for any reason including, but not limited to, the termination of Employee’s employment with Employer. All covenants, agreements, indemnities, warranties, rights and obligations contained herein shall continue for so long as necessary in order for Employer and Employee to enforce their rights hereunder.
Section 14. Arbitration.
          (a) Employer and Employee agree to submit to final and binding arbitration any and all disputes or disagreements concerning the interpretation, enforcement or application of this Agreement, including without limitation any claim by Employee against Employer or its successor after a Change in Control to enforce or seek to enforce the payment of any amount or other benefit to which Employee shall have become entitled under Section 7(a) of this Agreement. Any such dispute or disagreement will be resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA Rules”). Arbitration will take place in Houston, Texas, unless the parties mutually agree to a different location. Within thirty (30) calendar days of the initiation of arbitration hereunder, each party will designate an arbitrator. The appointed arbitrators will then appoint a third neutral arbitrator. Employee and Employer agree that the decision of the arbitrators will be final and binding on both parties. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrators. Each party shall be responsible for its own legal fees and expenses. Each party shall share equally all AAA fees and expenses and all fees and expenses of the arbitrators, and for the hearing room. In the event the arbitration is decided on balance in favor of Employee, Employer will reimburse Employee for his reasonable costs and expenses of the arbitration (including reasonable attorneys’ fees), unless Employee is otherwise entitled to advancement of fees under Section 14(c) below or in connection with a proceeding pursuant to law or the bylaws of Employer or a successor. In that event, those provisions shall control over the payment provisions in this Section 14(a). In no event shall Employee be required to pay the litigation or arbitration costs, expenses or attorneys’ fees of Employer or its successor.
          (b) Notwithstanding the provisions of Section 14(a), Employer may, if it so chooses, bring an action in any court of competent jurisdiction for injunctive relief to enforce Employee’s obligations under Sections 3(b), 3(c), 3(d), and 3(e). The payment provisions of Section 14(a) will control regarding such a proceeding.
          (c) Reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Employee in an arbitration, suit or proceeding against Employer or its successor after a Change in Control to enforce or seek to enforce the payment of any amount or other benefit to which Employee shall have become entitled under Section 7(a) of this Agreement shall be paid by Employer or its successor upon demand by Employee in advance of the final disposition of such action upon receipt of a written undertaking by Employee to repay such amounts if it shall ultimately be determined that he is not entitled to be reimbursed such amounts under Section 14(a).
Section 15. Reimbursements.
     Notwithstanding any provision of this Agreement to the contrary,to the extent that any reimbursements to be provided to Employee hereunder are taxable to Employee, such reimbursements shall be paid to Employee only if the expenses are incurred and reimbursable pursuant to a reimbursement plan that provides an objectively determinable nondiscretionary definition of the expenses that are eligible for reimbursement (to the extent not otherwise specified herein). With respect to any expenses that are described in the preceding sentence, the amount of the expenses that are eligible for reimbursement during one calendar year may not affect the amount of reimbursements to be provided in any subsequent calendar year, the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and the right to reimbursement of the expenses shall not be subject to liquidation or exchange for any other benefit.
     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as to be effective as of the Effective Date.

EMPLOYER: ION GEOPHYSICAL CORPORATION
By:	/s/ James M. Lapeyre, Jr.
Chairman of the Board

EMPLOYEE:
/s/ R. Brian Hanson
R. Brian Hanson

EXHIBIT A
RELEASE
Mr. R. Brian Hanson
[Address]
     Re: Separation Agreement
Dear Mr. Hanson:
     This letter, upon your signature, will constitute the Agreement between you and ION Geophysical Corporation (hereinafter “Employer”) regarding the terms of your separation from employment with Employer. This Agreement acknowledges the parties’ desire to end the employment relationship on amicable terms.
1. Your employment will be terminated effective on _______________.
2. You have received or will receive by separate cover information regarding your rights to health insurance continuation and your retirement benefits. To the extent that you have such rights, nothing in this Agreement will impair those rights; more specifically, you waive no rights to bring an action pursuant to 29 U.S.C. §1132(a)(1)(B) of the Employee Retirement Income Security Act or the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) related to providing eligible employees the opportunity for continuation of participation in the employer’s group health insurance plan under certain circumstances.
3. You have returned or will immediately return to Employer any company property and any trade secrets or other confidential information belonging to Employer, including Employer computer equipment, documents and electronic files, employee identification, keys, building access cards, and other property.
4. In consideration of your acceptance of this Agreement, on or before __________, or a subsequent date agreed by the parties, but in no event earlier than the effective date of this Agreement, the Employer will provide you with payments and benefits (the “Payments”), minus applicable taxes and withholdings, which Payments will be paid to you as determined by the circumstances of your termination of employment and as described in Section 2 and Section 4 through 9 of that certain Employment Agreement between you and Employer dated August 2, 2011 and effective January 1, 2012. If you do not sign and return this Agreement, you will not receive any of the additional consideration outlined above because you would not otherwise be entitled to such consideration, except in the event that death or disability makes your signing this Agreement not possible, in which event it may be signed by your legal representative.
5. Unless required or otherwise permitted by law, you will not disclose to others any information regarding the following:

A. Any information regarding Employer’s trade secrets or any other confidential information.
B. The terms of this Agreement, the benefit being paid under it and the fact of payment (except that you may disclose this information to your spouse, attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you, and as required by law; provided that you instruct such persons to maintain the confidentiality of the information just as you must).
6. Complete Release, Waiver of Claims and Covenant Not to Sue.
A. Release and Waiver: On behalf of yourself and your heirs, executors, successors and assigns, except as provided in Section 6(D) of this Agreement, you hereby irrevocably and unconditionally release Employer and its predecessors, subsidiaries, related entities, officers, directors, shareholders, parent companies, agents, attorneys, employees, successors and assigns (for purposes of this Section 6, hereinafter collectively referred to as “Employer”), from all claims or demands you have, may have, or may have had based on or in any way related to your employment with Employer, the termination of that employment, or based on any previous act or omission by or on behalf of Employer. You further agree to waive any right you may have with respect to the claims or demands from which Employer is herewith released. This release and waiver includes, but is not limited to, any rights or claims you may have under the Age Discrimination in Employment Act (which prohibits age discrimination in employment), Title VII of the Civil Rights Acts of 1964, as amended (which prohibits discrimination in employment based on race, color, national origin, religion or sex, including claims of sexual harassment), 42 U.S.C. §1981 (which prohibits race discrimination), claims under the Family and Medical Leave Act, and the federal Equal Pay Act (which prohibits paying men and women unequal pay for equal work), the Rehabilitation Act of 1973 and the Americans with Disabilities Act (which prohibit discrimination on the basis of handicap or disability), the Employee Retirement Income Security Act, claims for discrimination under the Texas Commission on Human Rights Act as codified in the Texas Labor Code, claims for discrimination or retaliation under the Texas Workers’ Compensation Act, and any other federal, state or local laws or regulations prohibiting employment discrimination. This release and waiver also includes any claims for wrongful discharge, whether based on claimed violations of statutes, regulations or public policy, or based on claims in contract or tort. This release and waiver also includes any claims that you suffered any harm by or through the actions or omissions of Employer, including, but not limited to, negligence claims and any other tort or contract claims, including but not limited to defamation, invasion of privacy, and wrongful discharge.
B. Scope of Release/Non-release of Future Claims based on subsequent acts or omissions: This release and waiver, to which you voluntarily agree, covers all claims or demands based on any facts or events, whether known or unknown by you that occurred on or before the effective date of this release. You fully understand that if any of the facts or circumstances on which you premise your execution of this release and waiver be found, suspected or claimed hereafter to be other than or different from the facts and circumstances now believed by you to be true, you nonetheless expressly accept and assume the risk of such possible differences in fact or circumstances and agree that this release and waiver shall be and remain effective notwithstanding any such difference in any such fact or circumstances. Employer acknowledges that you have not released any rights or claims that you may have under the Age Discrimination in Employment Act that arise after the date this release and waiver is executed.
C. No Future Lawsuits, Complaints, or Claims: You hereby waive your right to file any claim or complaint against Employer arising out of your employment with or separation from employment before any federal, state or local court or any federal, state or local administrative agency, except where such waivers are prohibited by law and except for breach of this Agreement and your Employment Agreement. This Agreement does not prevent you from filing a timely charge with the EEOC (or with any other agency with similar provisions or regulations concerning the regulation of releases between private parties) concerning claims of discrimination, including a challenge to the validity of the waiver contained in this Agreement; although you hereby waive your right to recover any damages or other relief in any claim or suit brought by or through the EEOC or any other federal, state, or local agency on your behalf.
As part of this Agreement, you also promise not to make any disparaging remarks about Employer, directly or indirectly. The officers of Employer and members of the Board of Directors of Employer promise not to make any disparaging remarks about you.
D. Provided however, notwithstanding anything to the contrary is this Separation Agreement, you do not release and you expressly preserve all your rights, payments and benefits and all rights of, payments to and benefits of your spouse, family, heirs and devisees provided by your Employment Agreement with ION Geophysical, as determined by that Employment Agreement and the by circumstances of your termination from employment. Those rights, benefits and payments may include cash payments at the time of termination and thereafter, existing rights to vested welfare benefits and vested incentive compensation, including newly accelerated vesting and newly defined exercise periods; and deferred compensation, if you have any, plus business and travel expenses not yet paid at the time of your termination but incurred while you were employed and that would have been paid under Employer’s procedures if you were still employed; unpaid medical charges and expenses payable under the Employer’s plan despite your termination, and payable pursuant to your Employment Agreement and COBRA; plus all your rights to indemnity, contribution and a defense under any law, statute, agreement or Employer document, and all insurance coverage relating to those rights, as well as all existing continuing coverage under any liability insurance, including but not limited to directors and officers coverage, fiduciary liability coverage, errors and omissions coverage, professional liability insurance coverage, general and other liability coverage, pursuant to the terms of those insurance policies, as well as your rights as a shareholder option holder and as a holder of restricted stock and your right to unemployment compensation; your rights under this Separation Agreement; and the rights and obligations under the Employment Agreement relating to Tax code 409A; and claims for breach of this Agreement and breach of the Employment Agreement; and rights pursuant to Art. 38.001 et sequitur, Texas Civil Practices & Remedies Code and similar provisions providing for the recovery of reasonable attorney’s fees, and your rights, if any, pursuant to the Employer’s retirement plan.
E. At the time of your termination, Employer shall consider whether to provide a full or partial release to you, the decision on whether or not to provide said release being in Employer’s sole discretion.
7. Period for Review and Consideration of Release and Waiver of Claims: You acknowledge receipt of the original version of this Agreement, including release and waiver of claims and covenant not to sue. You have been given up to 21 days to review and consider this Agreement, including the release and waiver of claims and covenant not to sue, before signing it. You understand that you can sign this Agreement at any time during the 21-day period or an extension thereof. You agree that any changes to this Agreement restart the running of the 21-day consideration period.
8. Denial of Liability: The parties agree that no statement or consideration given in this Agreement or the execution of this Agreement by any party is intended to or will constitute any evidence of wrongdoing or liability by any of them, any such admission being expressly denied.
9. Encouragement to Consult with an Attorney: You are encouraged, at your own expense, to consult with an attorney before signing this Agreement, including release and waiver of claims and covenant not to sue.
10. Right to Revoke Release and Waiver of Claims: This Agreement, including release and waiver of claims and covenant not to sue, will be effective on the eighth day after you sign the Agreement. For a period of seven (7) days following the execution of this Agreement by you, you may revoke this Agreement, including the release and waiver of claims and covenant not to sue, and this Agreement will not become effective or enforceable until the revocation period has expired. You may revoke this Agreement by delivering a written notice of revocation to Employer at 2105 CityWest Blvd., Suite 400, Houston, TX 77042-2839. Attention General Counsel. If you revoke this Agreement, including the release and waiver of claims and covenant not to sue, the Agreement shall not be effective or enforceable and you will not receive the payment(s) and/or benefit(s) described herein to which you are not otherwise entitled under the law, including, without limitation, the Payment(s) and other benefits described in Section 4 of this Agreement. Revocation of this Agreement will have no effect on your termination of employment.
11. Entire Agreement/Severability: This Agreement, including release, waiver and covenant not to sue, and your Employment Agreement contain all of the promises and covenants exchanged by the parties, and would not have been agreed upon but for the inclusion of every one of its conditions. The terms and conditions of this Agreement and your Employment Agreement together constitute the entire Agreement between Employer and you and supersede all other previous and contemporaneous statements, communications, representations or agreements, either written or oral, by or between Employer and you with respect to the subject matter hereof (except for the terms of any confidentiality, non-competition, non-solicitation, no-hire and/or proprietary information agreements entered by you with or for the benefit of Employer in connection with your employment). No contemporaneous or subsequent agreement or understanding modifying, varying or expanding this Agreement or your Employment Agreement shall be binding upon either party unless in writing and signed by a duly authorized representative of Employer and you. The release and waiver of claims and covenant not to sue contained in Paragraph 6 of this Agreement are essential and material parts of this Agreement.
12. Applicable Law and Venue: This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Texas, except to the extent that federal law may apply and have preemptive effect. All disputes arising under or relating to this Agreement shall be brought by the parties in a court of competent jurisdiction in Houston, Harris County, Texas.
I KNOWINGLY AND VOLUNTARILY CHOOSE TO ACCEPT THE TERMS OF THIS AGREEMENT AND MY EMPLOYMENT AGREEMENT IN CONNECTION WITH THE TERMINATION OF MY EMPLOYMENT.

[Employee Name]	Date
ION GEOPHYSICAL CORPORATION

By:

Date